EXHIBIT 10.1
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(Carlyle-XIV)



                AMENDED AND RESTATED PURCHASE AGREEMENT
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                 (Louis Joliet Mall, Joliet, Illinois)


     THIS AMENDED AND RESTATED PURCHASE AGREEMENT ("Agreement") is made and entered into as of June 22, 1999 (the "Effective Date") by and between CARLYLE REAL ESTATE LIMITED PARTNERSHIP-XIV, an Illinois limited partnership (hereinafter called "Seller"), and BRE/Louis Joliet L.L.C., a Delaware limited liability company (hereinafter called "Buyer").


                            R E C I T A L S
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     1.    Seller is the fee owner of the Land (as hereinafter defined), on which is located a one level, regional mall building and related improvements commonly known as the "Louis Joliet Mall" located in the City of Joliet, County of Will, and State of Illinois.

     2. Buyer desires to purchase, and Seller desires to sell and assign, all of Seller's right, title and interest in and to such property, together with certain other property, rights and interests described in this Agreement.

     3. Seller and Buyer previously have entered into a Purchase Agreement for the Land and the Louis Joliet Mall on March 8, 1999 (the "Original Purchase Agreement"), which was terminated by Buyer on April 6, 1999.

     4. Seller and Buyer desire to reinstate, amend, and restate the Original Purchase Agreement upon all of the terms and conditions set forth herein.


     NOW, THEREFORE, in consideration of the mutual undertakings of the parties hereto, it is hereby agreed as follows:

     2. CERTAIN DEFINITIONS. As used in this Agreement, the following terms have the following meanings:

           "Additional Loan" means a loan that shall be obtained by Buyer in an amount equal to the difference between (a) $33,340,000 (plus offsets, holdbacks and reserves required by Lincoln National in connection therewith) and (b) the outstanding balance of the Lincoln National Loan on the Closing Date.

           "Declarations" means those certain Covenants, Conditions and Restrictions Agreements as amended by and between (a) Homart Development Co. ("Homart"), the predecessor in interest to Seller, and General Mills Restaurants, Inc. ("GMR"), (b) Homart and First Midwest Bank/Illinois ("FMB"), (c) Homart and Wendy's International, Inc. ("Wendy's"), (d) Homart and Rubloff Development Group, Inc. ("Rubloff"), (e) Homart and Pier Group, Inc. ("Pier"), (f) Homart and Grubbstake Properties ("Grubbstake"),
(g) Homart and Carl B. Bryant ("Bryant"), (h) Homart and Systems Control, Inc. ("Systems Control"), (i) Homart and Taco Bell Corp. ("Taco Bell"), (j) Homart and Chicago Title and Trust Company ("Chicago Title"), (k) Homart and Western Auto Supply Company d/b/a Tire America ("Tire America"), (l) Homart and Trammell Crow Management Company-Michigan, Inc. ("Trammell Crow"), (m) Homart and Circuit City Stores, Inc. ("Circuit City"), (n) Homart and Sammy's and (o) Homart and Ameritech. To Seller's knowledge, a


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true, correct and complete list of all documents and instruments comprising each of the Declarations is attached hereto as Schedule 1.

           "Improvements" means that certain one-level, enclosed regional mall building (which, for informational purposes only, Seller making no representations or warranties with respect thereto, except as otherwise set forth herein, comprises approximately 913,850 square feet of space, 297,382 square feet of which is rentable space) and all other buildings, structures, fixtures, facilities, installations and other improvements of every kind and description now or hereafter located in, on, over and under the Land, including, without limitation, any and all plumbing, air conditioning, heating, ventilating, mechanical, electrical and other utility systems, parking lots and facilities, landscaping, roadways, sidewalks, security devices, signs and light fixtures.

           "Land" means that certain tract of real estate (which, for informational purposes only, Seller making no representations or warranties with respect thereto, except as otherwise set forth herein, comprises approximately 37.4024 acres of land, inclusive of the parcel subject to the Toys "R" Us Ground Lease (as defined below)) located at the intersection of Interstate Highway 55 and U.S. Route 30 in County of Will, City of Joliet, State of Illinois, which real estate is more particularly described in the attached Exhibit "A", together with (i) all and singular easements, covenants, agreements, rights, privileges, tenements, hereditaments and appurtenances thereunto now or hereafter belonging or appertaining thereto and (ii) any and all oil, gas and mineral rights and water and water rights belonging or appertaining thereto; and (iii) all right, title and interest of Seller (whether now or hereafter existing) in and to any land lying in the bed of any street, alley, road or avenue (whether open, closed or proposed) within, in front of, behind or otherwise adjoining the real estate or any part of it, and all right, title and interest of Seller (whether now or hereafter existing) in and to any award made or to be made as a result or in lieu of condemnation, and in and to any award for damage to the Property (as hereinafter defined) or any part thereof by reason of casualty.

           "Lincoln National Loan" means that certain loan originally made to Seller by Connecticut General Life Insurance Company in the original principal amount of Twenty-Six Million Dollars ($26,000,000) and assigned/sold to Lincoln National Life Insurance Company ("Lincoln National") and evidenced by that certain "Lincoln National Note" and secured by the "Lincoln National Mortgage" and the "other Lincoln National Security Documents", all as more particularly described on Exhibit "B" attached hereto (collectively, the "Lincoln National Loan Documents").

           "Operating Agreement" means that certain Operating Agreement dated as of December 7, 1977, by and among Marshall Field & Company ("Field"), Sears Roebuck and Co. ("Sears"), J.C. Penney Properties, Inc. ("Penney"), P.A. Bergner & Co. ("Bergner") and Homart Development Co. ("Homart"), as the same has been amended and modified through the date hereof, all as more particularly described on Schedule 2 attached hereto.

           "Supplements" or "Supplement" means either collectively or individually, as applicable, those certain Supplements To Operating Agreement and Joint Improvement Agreement, each dated as of December 7, 1977, by and among (a) Homart and Field, (b) Homart and Sears, (c) Homart and Penney and (d) Homart and Bergner, as any of the foregoing may have been amended and modified through the date hereof. The parties acknowledge that the Supplements form a part of the Operating Agreement and any reference in this Agreement to the Operating Agreement, shall mean the Operating Agreement, as modified and supplemented by each of the Supplements.



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           "Toys "R" Us Ground Lease" means that certain Lease dated as of
January 31, 1980, by and between Homart, as landlord and Toys "R" Us, as tenant, a memorandum of which was recorded on August 5, 1980 with the Recorder of Deeds of Will County, Illinois (the "Recorder's Office") as Document No. R80-19826 as such ground lease has been amended, modified, assigned and supplemented through the date hereof. A true, correct and complete list of all documents and instruments comprising the Toys "R" us Ground Lease and all recording information with respect thereto, is set forth in SCHEDULE 3 attached hereto.

           "Toys "R" Us Sublease" means that certain Toys "R" Us Ground Lease and Sublease Agreement, dated November 1, 1980, by and between Jolus Associates Limited Partnership, as lessor, and Toys "R" Us, as lessee, a memorandum of which was recorded on November 10, 1980 in the Recorder's Office as Document No. R80-30490, as the same has been amended, modified, assigned and supplemented through the date hereof. To Seller's knowledge, a true, correct and complete list of all documents and instruments comprising the Toys "R" Us Sublease and all recording information with respect thereto, is set forth in SCHEDULE 3 attached hereto.

     3. PURCHASE AND SALE. At "Closing" (as hereinafter defined), Seller shall sell, assign, transfer and deliver to Buyer, and Buyer shall purchase from Seller, (a) all right, title and interest of Seller in and to the Land and Improvements, (b) all right, title and interest of Seller in and to the Operating Agreement, the Supplements and the Declarations, (c) all right, title and interest of Seller in, to and under the Toys "R" Us Lease, (d) all right, title and interest of Seller in and to those items of personal property described in Exhibit "C" attached hereto and made a part hereof (the "Listed Personal Property"), together with all right, title and interest of Seller in and to any other items of furniture, fixtures, equipment, machinery, maintenance, vehicles, equipment, tools, parts, carpeting, window treatments, stationery and other supplies, and tangible personal property of every kind and description located at the Property and utilized in the operation or maintenance thereof (such items, if any, being herein called the "Remaining Personal Property"), (e) all right, title and interest of Seller in and to the name "Louis Joliet Mall" and all other copyrights, trademarks, trade names, logos, trade styles, service marks and other names (excluding Carlyle Real Estate Limited Partnership-XIV, Urban Retail Properties Co. and JMB Realty Corporation) now or hereafter used in connection with the Property, and all goodwill associated with any and all of the foregoing and/or with the Property, (f) all right, title and interest of Seller in and to all leases, licenses and other occupancy agreements of space in the Improvements, and all modifications and amendments thereto, as set forth on Exhibit "K-1" attached hereto (the "Leases"), (g) to the extent assignable all right, title and interest of Seller in and to all written contracts and agreements pertaining to the Property set forth on Exhibit "L-1" hereto, (h) to the extent assignable, all leases in which Seller is the lessee, if any, of equipment used in the operation or maintenance of the Land or Improvements which are set forth on Exhibit "L-2" hereto, and (i) to the extent assignable, all right, title and interest of Seller in and to all tenant lists, advertising material, telephone exchange numbers, development rights, plans and specifications, licenses, permits, third party engineering plans and studies, floor plans and landscape plans, surveys, blue prints, drawings, plans and specifications (including, without limitation, structural, HVAC, mechanical and plumbing plans and specifications) and other similar documentation prepared by third parties for or with respect to the Property or any part thereof; all use, occupancy, building and operating permits, licenses and approvals relating to the Property or any part thereof; all existing guarantees and warranties issued in connection with the purchase, construction, alteration, installation or repair of all or any portion of the Property; all marketing artwork, soil tests and environmental reports; all available written correspondence with past, present and prospective tenants, vendors, suppliers, utility companies and other third parties relating to the Property; booklets, manuals and promotional and advertising


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materials concerning the Property or any part thereof; and such other existing books and records (including, without limitation, those relating to ad valorem taxes and Leases) used principally in connection with the operation of the Property or any part thereof (hereinafter, collectively, the "Property"), all upon the terms, covenants and conditions hereinafter set forth. Buyer understands and agrees that Seller's books and records do not include internal materials prepared for use at the partnership level (i.e., Carlyle Real Estate Limited Partnership - XIV); provided the information contained therein relating to the Property can be derived from Seller's books and records prepared for or in connection with the Property.

     4. PURCHASE PRICE. The purchase price (the "Purchase Price") for the Property (and other rights contemplated herein) shall be the sum of Forty-Five Million Four Hundred Thousand and no/100 Dollars
($45,400,000.00).

     5. PAYMENT OF PURCHASE PRICE. The Purchase Price shall be paid to Seller by Buyer as follows:

           1. ESCROW DEPOSIT. Within three (3) business days after the Effective Date, Buyer shall deposit $100,000 (together with all interest thereon and any additional deposit made pursuant to Section 6 hereof, the "Escrow Deposit") with Chicago Title Insurance Company, 171 North Clark Street, Chicago, Illinois 60601, (which company, in its capacity as escrow holder hereunder, is called "Escrow Holder"). The Escrow Deposit shall be held by Escrow Holder as a deposit against the Purchase Price in accordance with the terms and provisions of this Agreement and a separate escrow agreement executed by Escrow Holder, Seller and Buyer. At all times in which the Escrow Deposit is being held by the Escrow Holder, the Escrow Deposit shall be invested by Escrow Holder in the following investments ("Approved Investments"): (i) United States Treasury obligations, (ii) United States Treasury-backed repurchase agreements issued by a major national money center banking institution reasonably acceptable to Seller, or (iii) such other manner as may be reasonably agreed to by Seller and Buyer. The Escrow Deposit shall be disposed of by Escrow Holder only as provided in this Agreement.

           2. ASSUMPTION OF LINCOLN NATIONAL LOAN. Subject to paragraph 5E hereof, a portion of the Purchase Price shall be payable by Buyer assuming the obligations of Seller under the Lincoln National Loan Documents (the "Lincoln National Loan Assumption"), such portion of the Purchase Price so payable being an amount equal to the outstanding principal balance of the Lincoln National Note as of the Closing Date (the "Lincoln National Loan Amount").

           3. CLOSING PAYMENT. The balance of Purchase Price, as adjusted by the application of the Escrow Deposit and by the prorations and credits specified herein, shall be paid in cash on the "Closing Date", as hereinafter defined (the amount to be paid under this subparagraph C being herein called the "Closing Payment").



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     6.    CONDITIONS PRECEDENT

           1.    TITLE MATTERS.

                 (1) TITLE REPORT. Seller has delivered to Buyer a commitment for title insurance dated May 7, 1999 (the "Commitment") covering Seller's fee interest in the Property from Chicago Title Insurance Company (which company, in its capacity as title insurer hereunder, is herein called the "Title Company") and copies of all documents listed as exceptions to title in the Commitment. In addition, Seller has delivered to Buyer a current survey of the Property dated December 11, 1998 which shall be certified (and, if necessary, recertified prior to Closing) to Buyer, Title Company, Lincoln National (or such other lender as Buyer may elect) as having been made as an urban survey in accordance with the Minimum Standard Detail Requirements for ALTA/ASCM Land Title Surveys, as adopted by the American Land Title Association and the American Congress on Surveying and Mapping, 1992, including, without limitation, all items (except for items 5 and 12) in Table A thereof (the "Survey"). The Survey shall include a certification by the surveyor that the Property is not located in a flood plain or special flood hazard zone and contains no wetland. Buyer agrees that, subject to the recertification requirement, the Survey satisfies the foregoing requirements. Except for the exceptions and survey defects listed or described on Exhibit "M" attached hereto (the "Survey and Title Defects"), Buyer has approved the exceptions to title shown on the Commitment and the matters disclosed on the Survey. Approval by Buyer of any additional exceptions to title or survey matters disclosed after the Effective Date shall be a condition precedent to Buyer's obligation to purchase the Property (and to obtain the other rights contemplated herein), Buyer hereby agreeing that its approval of such additional exceptions to title or survey matters shall not be unreasonably withheld. Unless Buyer gives written notice that it disapproves any such additional exceptions to title or survey matters, stating the exceptions so disapproved, on or before the sooner to occur of 10 days after receipt of written notice thereof or the Closing Date, Buyer shall be deemed to have approved said exceptions. If, for any reason, on or before the Closing Date, Seller does not cause the Survey and Title Defects and any other exceptions to title or survey matters disclosed after the Effective Date which Buyer disapproves (to the extent Buyer is permitted hereunder to so disapprove) either to be removed or to obtain a title endorsement (if available) reasonably satisfactory to Buyer insuring over such disapproved matter on or before the Closing Date at no cost or expense to Buyer (Seller having the right but not the obligation to do so), the obligation of Seller to sell, and Buyer to buy, the Property (and to transfer the other rights contemplated herein) as herein provided shall terminate (and Seller and Buyer shall have no further obligations in connection herewith). Buyer shall have the option to waive the condition precedent set forth in this Paragraph 5A(1) by notice to Seller. In the event of such waiver, such condition shall be deemed satisfied. Notwithstanding the foregoing, Seller shall be obligated to remove (or cause the Title Company to omit) any of the following exceptions: (x) any deed of trust or mortgage against the Property securing financing obtained by Seller (except for the Lincoln National Mortgage in the event of the Lincoln National Loan Assumption);
(y) any mechanic's or materialmen's liens based on work performed by or on behalf of Seller, and (z) any tax or judgment liens against Seller (the foregoing obligations being without regard to amounts). Seller shall be entitled to adjourn the Closing for a period not to exceed thirty (30) days in order to eliminate the Survey and Title Defects and other title exceptions disapproved by Buyer. In addition, if the Commitment discloses judgments, bankruptcies, mortgages, liens or other returns against other persons having names the same or as similar to that of the Seller, Seller shall deliver to Buyer and Title Company at Closing a certificate stating that such judgments, mortgages, bankruptcies, liens or other returns are not against Seller. Seller also shall deliver appropriate certificates respecting mechanic's liens and bills paid by Seller and such additional certificates and documentary evidence reasonably required by the Title Company to eliminate standard exceptions appearing in the Title Report that


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Buyer is not required to accept (provided the same do not impose material costs, liabilities or obligations upon Seller not otherwise contemplated herein). If Seller is unable after reasonable good faith effort, or is not required to, eliminate a title exceptions or otherwise comply with the requirements set forth herein, Seller shall so notify Buyer, and Buyer as its sole and exclusive remedy, may terminate this Agreement by notice given to Seller, in which event, neither party shall have any rights or obligations to the other under this Agreement, except with respect to those obligations that survive a termination of this Agreement, and the Escrow Deposit shall be refunded to Buyer.

                 (2) TITLE POLICY. It shall be a condition precedent to Buyer's obligation to consummate the transactions contemplated herein that on the Closing Date, the Title Company shall issue (or irrevocably commit to issue) the following title insurance policy (the "Title Policy"):

                 (1) an ALTA owner's title insurance policy in the standard form issued in the State of Illinois, in the face amount of the Purchase Price, which policy shows title to the Property vested of record in Buyer, and the following to be the only exceptions to title ("Permitted Exceptions"):

                      (1) Real estate taxes and assessments not yet due and payable;

                      (2)   The Lincoln National Loan Documents; and

                      (3) Such exceptions to title as may be approved or deemed approved by Buyer pursuant to the provisions of subparagraph A(1) above.

           2.    DUE DILIGENCE REVIEWS.  Buyer has completed all of
Buyer's due diligence examinations, reviews and inspections of all matters pertaining to the transactions contemplated herein, including, without limitation, all leases, service contracts, survey and title matters, and all physical, environmental and compliance matters and conditions respecting the Property and the transactions contemplated herein ("Buyer's Due Diligence Review"); provided, however, matters respecting the Lincoln National Loan will be governed by the provisions of Paragraph 5E below. From and after the Effective Date, Seller shall provide Buyer with reasonable access to the Property upon reasonable advance notice and shall also make available to Buyer, upon reasonable advance notice, all Leases, service contracts and other contracts respecting the Property and all other documents and information relating to the Property as described in Paragraph 2, above, to the extent the same are in Seller's possession or control. Buyer shall at all times conduct all inspections and examinations in a manner so as to not cause damage, loss, cost or expense to Seller or the Property and so as to not interfere with or disturb any tenant at the Property, and Buyer will indemnify, defend, and hold Seller and the Property harmless from and against any such damage, loss, cost or expense whether arising before or after the Effective Date (the foregoing obligation surviving any termination of this Agreement). Without limitation on the foregoing, Buyer shall not make any intrusive physical testing (environmental, structural or otherwise) at the Property (such as soil borings, water samplings or the like) without Seller's express written consent (provided the foregoing shall not prohibit Buyer from obtaining a standard Phase I environmental survey). Seller shall have the right, at its option, to cause a representative of Seller to be present at all inspections, reviews and examinations conducted hereunder. In the event of termination hereunder, Buyer shall promptly return all documents and other materials furnished by Seller hereunder. Buyer shall keep all information or data received or discovered in connection with any of the inspections, reviews or examinations confidential in accordance with the terms of that certain letter dated June 29, 1998 from Hamptons International to Blackstone Real Estate Acquisitions, L.L.C. Except as provided in paragraph 5F, below with respect to the Theater Lease (as defined in paragraph 5F), Buyer has waived its right to terminate this Agreement for matters revealed in connection with Buyer's Due Diligence Review.


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           3.    TENANT ESTOPPEL CERTIFICATES.  Receipt of estoppel
certificates ("Tenant Estoppel Certificates"), from a sufficient number of tenants at the Property so that, overall, on or before the Closing Date, Tenant Estoppel Certificates shall be received with respect to all of the tenants listed on Schedule 6 and 75% of the net rentable square feet of space covered by Leases in effect as of the Closing Date with Non-Major Tenants (being tenants that lease less than 5,000 net rentable square feet of space) (the "Estoppel Threshold") shall be a condition precedent to Buyer's obligation to consummate the transactions contemplated in this Agreement. Each Tenant Estoppel Certificate shall contain no material adverse exceptions, qualifications or modifications with respect to the applicable Lease (it being understood that any change which affects the cash flow of the Property shall be deemed to be material). Each Tenant Estoppel Certificate shall be substantially in the appropriate form provided in Exhibit "D" attached hereto and made a part hereof or in a form otherwise acceptable to Buyer in its sole discretion. A Tenant Estoppel Certificate dated prior to the Effective Date shall not be deemed acceptable hereunder, unless the Tenant that previously has delivered such Tenant Estoppel Certificate provides a reaffirmation and update letter dated after the Effective Date in a form acceptable to Buyer in its sole discretion ("Reaffirmation and Update Letters"). Seller's sole obligation hereunder shall be to utilize commercially reasonable efforts to obtain a Tenant Estoppel Certificate or Reaffirmation and Update Letter, as applicable, from each tenant at the Property (such reasonable efforts obligations not including any obligation to institute legal proceedings or to expend monies therefor). Either party shall have the right to extend the Closing Date for up to ten business days in order to satisfy the condition set forth in this paragraph (such right being exercised by such party giving written notice to the other party not later than the Closing
Date). Buyer hereby acknowledges and agrees that, subject to Buyer's receipt of the Reaffirmation and Update Letters referenced herein and Limited Estoppels (as hereinafter defined), Seller has previously satisfied the condition set forth in this paragraph 5C. In this connection, each Reaffirmation and Update Letter shall be substantially in the appropriate form provided in Exhibit "D-2" attached hereto and made a part hereof or in a form otherwise acceptable to Buyer in its reasonable discretion; provided, however, that the Reaffirmation and Update Letter for each of Tara's Hallmark, Musicland, Lady Footlocker, Rand's Hallmark, Radio Shack, Afterthoughts Boutique, Naturalizer and Taco Bell shall be substantially in the appropriate form provided in Exhibit "D-3" attached hereto and made a part hereof or in a form otherwise acceptable to Buyer in its reasonable discretion. In the event that on or before the Closing Date the condition set forth in this paragraph 5C is not satisfied (or waived as aforesaid), Seller shall have the right to satisfy such condition by delivering a certificate of Seller ("SELLER ESTOPPEL UPDATE CERTIFICATE") with respect to each Tenant Lease for which no Reaffirmation and Update Letter is received. Any Seller Estoppel Update Certificate delivered by Seller hereunder shall be in substantially the same form as the Reaffirmation and Update Letter attached as Exhibit "D-2" hereto or Exhibit "D-3" hereto, as applicable, with appropriate changes to reflect the following: (1) that such certificate is being delivered by Seller rather than the tenant; (2) that such certificate is only pertaining to the period beginning on the date of the original Tenant Estoppel Certificate and ending on the date of the Closing Date; (3) that the certification with respect to paragraphs 3, 4 and 7 of the Tenant Estoppel Certificate will be limited to Seller's knowledge (as defined in this Agreement); (4) that the certification with respect to paragraphs 8, 11 and 12 of the Tenant Estoppel Certificate will be deleted and paragraph 10 of the Tenant Estoppel Certificate will be modified as necessary to reflect that it is being delivered by Seller and not the tenant in question; and (5) that Seller's obligation under such certificate shall be limited to the Survival Period set forth in paragraph 8C of this Agreement and the limitations of liability set forth in Paragraph 10B(1) of this Agreement. To the extent that Seller delivers a Seller Estoppel Update Certificate with respect to a Tenant Lease pursuant to this paragraph 5C, then if Seller later receives a Reaffirmation and Update Letter with respect to such Tenant Lease, Seller shall have the right to deliver such Reaffirmation and Update Letter to Buyer and upon the


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delivery of such Reaffirmation and Update Letter to Buyer, Seller shall not have any liability with respect to any matter covered by such Seller Estoppel Update Certificate previously delivered to Buyer that also is covered by the Reaffirmation and Update Letter delivered by the tenant in question. In addition, Seller shall use its reasonable efforts to obtain from Lerner New York, Limited Express, Lane Bryant, Victoria's Secret and Bath & Body Works, Tenant Estoppel Certificates in the form of Exhibit "D" attached hereto or in a form otherwise acceptable to Buyer in its reasonable discretion (the "Limited Estoppels"). If Seller does not receive the Limited Estoppels prior to the Closing Date, Seller shall have the right to satisfy this condition (if Buyer does not waive this condition) by delivering substitute estoppel certificates for the Limited Estoppels that are not delivered prior to the Closing Date (the "Seller Limited Estoppels"), which Seller Limited Estoppels shall be in the form of Exhibit "D" hereof, modified in the manner described herein with respect to the Seller Estoppel Update Certificates. If Seller delivers a Seller Limited Estoppel as a substitute for a Limited Estoppel, and Seller later receives a Limited Estoppel from the tenant in question, then Seller shall have the right to deliver such Limited Estoppel to Buyer and upon the delivery of such Limited Estoppel to Buyer, Seller shall not have any liabilities with respect to any matter covered by the Seller Limited Estoppel previously delivered to Buyer that also is covered by the Limited Estoppel delivered by the tenant in question.

           4. ANCHOR AND TOYS "R" US ESTOPPEL CERTIFICATES. Receipt of an estoppel certificate from each of Field, Sears, Penney and Carson Pirie Scott & Co. ("Carson"), as successor in interest to Bergner (the "Anchor Estoppel Certificates"), substantially in the form of Exhibit "E-1" (with such modifications as Buyer shall reasonably require based on the supplemental provisions contained in each Supplement) attached hereto and made a part hereof or in a form otherwise acceptable to Buyer in its sole discretion, and containing no material adverse exceptions, qualifications or other modifications and receipt of an estoppel certificate from each of Sam Jenn Associates Limited Partnership and Toys "R" Us with respect to the Toys "R" Us Ground Lease and the Toys "R" Us Sublease (the "Toys "R" Us Estoppel Certificates") in the forms of Exhibits "E-2" and "E-3," respectively, attached hereto and made a part hereof, shall be a condition precedent to Buyer's obligation to consummate the transactions contemplated in this Agreement (it being understood that any change in any Anchor Estoppel Certificates or the Toys "R" Us Estoppel Certificates which affects the cash flow of the Property shall be deemed to be material). An Anchor Estoppel Certificate dated prior to the Effective Date shall not be deemed acceptable hereunder, unless such Anchor that previously has delivered such Anchor Estoppel Certificate provides a reaffirmation and update letter dated after the Effective Date in a form acceptable to Buyer in its sole discretion (the "Anchor Reaffirmations"). Seller's sole obligation hereunder shall be to utilize economically reasonable efforts to obtain the Anchor Estoppel Certificates, the Toys "R" Us Estoppel Certificates, and the Anchor Reaffirmations (such reasonable efforts obligations not including any obligation to institute legal proceedings or to expend monies therefor). Either party shall have the right to extend the Closing Date for up to ten business days in order to satisfy the condition set forth in this paragraph (such right being exercised by such party giving written notice to the other party not later than the Closing Date). Without limitation on the matters contained herein, the Field Estoppel Certificate shall contain Field's approval of the transfer and conveyance of the Property to Buyer. Buyer hereby acknowledges and agrees that, except for Buyer's receipt of the Anchor Reaffirmations referenced herein, Buyer has previously received acceptable Anchor Estoppel Certificates from each of the anchors. However, Buyer has not previously received an acceptable Toys R Us Estoppel Certificate with respect to the Toys "R" Us Ground Lease and the Toys "R" Us Sublease. In this connection, each Anchor Reaffirmation shall be substantially in the appropriate form provided in Exhibit "E-4" attached hereto and made a part hereof or in a form otherwise


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acceptable to Buyer in its reasonable discretion.  In the event that on or before the Closing Date the condition set forth in this paragraph 5D is not satisfied (or waived as aforesaid), Seller shall have the right to satisfy such condition by delivering a certificate of Seller ("SELLER ANCHOR UPDATE CERTIFICATE") with respect to each anchor for which no Anchor Reaffirmation is received. Any Seller Anchor Update Certificate delivered by Seller hereunder shall be in substantially the same form as the Anchor Reaffirmation attached as Exhibit "E-4" hereto with appropriate changes to reflect the following: (1) that such certificate is being delivered by Seller rather than the anchor; (2) that such certificate is only pertaining to the period beginning on the date of the original Anchor Estoppel Certificates and ending on the date of the Closing Date; (3) that such certificate will be limited to Seller's knowledge (as defined in this Agreement); and (4) that Seller's obligation under such certificate shall be limited to the Survival Period set forth in paragraph 8C of this Agreement and the limitations of liability set forth in Paragraph 10B(1) of this Agreement. To the extent that Seller delivers a Seller Anchor Update Certificate with respect to an Anchor Estoppel Certificate pursuant to this paragraph 5D, then if Seller later receives an Anchor Reaffirmation with respect to such Anchor Estoppel Certificate, Seller shall have the right to deliver such Anchor Reaffirmation to Buyer and upon the delivery of such Anchor Reaffirmation to Buyer, Seller shall not have any liability with respect to any matter covered by such Seller Anchor Update Certificate previously delivered to Buyer that also is covered by the Anchor Reaffirmation delivered by the anchor in question.

           5. LINCOLN NATIONAL LOAN MATTERS. Receipt of an estoppel certificate from Lincoln National dated not more than 30 days prior to the Closing Date (which Lender's Estoppel shall also include the consent of Lincoln National to the transactions contemplated by the terms of this Agreement and shall contain no material adverse exceptions qualifications or other modification), a statement of the amount that will, at Closing, be held by Lincoln National in the tax escrow account established in connection with the Lincoln National Loan (the "Tax Escrow"), together with a release of Seller under the Lincoln National Loan Documents, shall be a condition precedent to the obligations of Seller and of Buyer to consummate the transactions contemplated in this Agreement (it being understood that any change which affects the cash flow of the Property shall be deemed to be material). The foregoing estoppel and release are herein called the "Lender Agreements". The Lender Agreements shall be substantially in the forms attached hereto as Schedule 4 and Schedule 5. In the event that on or before the Closing Date either or both of the Lender Agreements is not delivered or fails to include any required consent or release or contains such consent or release but only upon the condition that the terms of such instruments be modified in a manner reasonably unacceptable to Buyer or Seller, as appropriate, then the obligations of Seller and of Buyer to consummate the transactions contemplated in this Agreement shall terminate.

Buyer shall provide to Lender all information reasonably required by Lender (including, without limitation, financial statements of Buyer and its members). Seller and Buyer shall reasonably cooperate in connection with obtaining the consent of Lincoln National hereunder. The sole obligation of Seller and Buyer hereunder with respect to obtaining the Lender Agreements shall be to utilize reasonable efforts to obtain such Lender Agreements (such reasonable efforts not including any obligation to institute legal proceedings or to expend any additional monies therefor other than the fees and charges payable by Buyer to Lincoln National pursuant to this Agreement). Either party shall have the right to extend the Closing Date for up to ten business days in order to satisfy the condition set forth in this paragraph with respect to obtaining the Lender Agreements (such right being exercised by such party giving written notice to the other party not later than the Closing Date).

           6. THEATER LEASE AND OTHER MECHANICS' LIENS. It shall be a condition precedent to Buyer's obligation to consummate the transactions contemplated by this Agreement that Seller has delivered to Buyer and the Title Company executed lien waivers, contractors' sworn statements and owners' sworn statements or, in the absence of such waivers and statements, such other evidence of payment as may be required by Buyer or the Title Company to provide mechanics' lien insurance coverage with respect to (1) the amounts paid or advanced to date by Seller to Silver Cinemas, Inc. ("Cinemas") under the terms and conditions of that certain Shopping Center Lease dated as of April 6, 1998 (the "Theater Lease"); and (2) the mechanics' liens filed against the Property by Valley Concrete, Inc. (in the amount of $4,323.92), Reineke Gypsum Supply Company (in the amount of $21,166.97), Lakewood Electric Corporation (in the amount of $119,462.33) and any other lien claims filed in connection with the tenant improvements being made pursuant to the Theater Lease (and to the extent that any such amounts paid or advanced by Seller for mechanics' liens are applicable towards the respective tenant improvement allowances payable to tenants, such amounts paid or advanced shall be applied against Buyer's credit under paragraph 6D(1)(i) hereof to the extent such amounts have not previously been paid or advanced by Seller with respect to such tenant improvements). It shall be a further condition precedent to Buyer's obligation to consummate the transactions contemplated by this Agreement that Cinemas shall provide an estoppel letter substantially in the form of Exhibit "N" attached hereto and made a part hereof (the "Theater Estoppel") or in form otherwise acceptable to Buyer in its sole discretion, and that as of the Closing Date, Cinemas shall be open and operating pursuant to the Theater Lease and shall have completed all tenant improvement work and performed and satisfied all obligations and requirements contained in the Theater Lease including, but not limited to, Cinemas' obligations under Rider Three and Exhibit B to the Theater Lease.

           7. PERFORMANCE BY SELLER. The performance and observance, in all material respects, by Seller of all covenants and agreements of this Agreement to be performed or observed by Seller prior to or on the Closing Date shall be a condition precedent to Buyer's obligation to purchase the Property; provided however, unless this Agreement has previously terminated, if Seller tenders full performance on the Closing Date, and has otherwise cured all existing defaults, if any, Buyer shall not refuse to perform its obligations hereunder on the basis of a prior breach by Seller hereunder. In addition, in the event that on the Closing Date, there shall have occurred any material adverse changes in the representations or warranties of Seller contained in paragraph 8A below which are not otherwise permitted or contemplated by the terms of this Agreement, then Buyer shall have the right to terminate this Agreement and, upon any such termination, the Escrow Deposit shall be refunded to Buyer. Buyer shall have the option to waive the condition precedent set forth in this paragraph 5G by written notice to Seller. In the event of such waiver, such condition shall be deemed satisfied.

           8. PERFORMANCE BY BUYER. The performance and observance, in all material respects, by Buyer of all covenants and agreements of this Agreement to be performed or observed by it prior to or on the Closing Date shall be a condition precedent to Seller's obligation to sell the Property; provided however, unless this Agreement has previously terminated, if Buyer tenders full performance on the Closing Date, and has otherwise cured all existing defaults, if any, Seller shall not refuse to perform its obligations hereunder on the basis of a prior breach by Buyer hereunder.
In addition, in the event that on the Closing Date there shall have occurred any material adverse changes in the representations or warranties of Buyer contained in paragraph 8B below which are not permitted or contemplated by the terms of this Agreement, then Seller shall have the right to terminate this Agreement and, upon any such termination, the Escrow Deposit shall be refunded to the party entitled thereto under the terms and conditions of this Agreement. Seller shall have the option to waive the condition precedent set forth in this paragraph 5H by written notice to Buyer. In the event of such waiver, such condition shall be deemed satisfied.

           9. OCCUPANCY. It shall be a condition precedent to Buyer's obligation to consummate the transactions contemplated by this Agreement that, on the Closing Date (as the same may be extended pursuant to this Agreement), at least 80% of the net rentable square footage in the mall area of the Property be occupied pursuant to Leases in effect on such date; provided, however, that the foregoing contingency shall be deemed to be satisfied if less than 80% of the rentable square footage of the mall area of the Property is occupied because any of the following commonly known tenants have vacated the mall or are not in occupancy on the Closing Date (as the same may be extended pursuant to this Agreement): County Seat, Jeans West, 5-7-9, J. Riggins or Pocket Change.

           10. If the transaction contemplated by this Agreement does not close or if Buyer terminates this Agreement as a result of the failure of any one or more of the conditions precedent contained in this paragraph 5, the Escrow Deposit shall be returned to Buyer (except as otherwise provided in paragraph 5H) and the parties shall have no further obligations under this Agreement, except for those that expressly survive the termination of this Agreement. Buyer acknowledges that the condition precedent contained in paragraph 5B has been satisfied.

     7. CLOSING PROCEDURE. The closing ("Closing") of the transactions provided herein shall be consummated at a closing conference ("Closing Conference"), which shall be held on the Closing Date at Seller's offices at 900 North Michigan Avenue, Chicago, Illinois, or at the offices of Lincoln National, if required by Lincoln National in connection with the assumption of the Lincoln National Loan. As used herein, "Closing Date" means, subject to paragraphs 5C, 5D and 5E, above, July 13, 1999, provided, however, that Buyer may extend the Closing Date to August 10, 1999 by giving Seller written notice at least three (3) days prior to the originally scheduled Closing Date. If Buyer extends the Closing Date, Buyer will deposit an additional Two Hundred Fifty Thousand and No/100 Dollars ($250,000) to be added to and made a part of the Escrow Deposit and held by the Escrow Holder. If Seller has satisfied the conditions precedent contained in Paragraphs 5A, 5C, 5D, 5E, 5F and 5I on or before the Closing Date (as the same may be extended pursuant to the terms of this Agreement), then the Escrow Deposit shall be deemed non-refundable and, except as otherwise expressly provided in Paragraph 5H, in the event that the transaction shall not close on the Closing Date (as the same may be extended pursuant to the terms of this Agreement), Buyer shall be deemed to be in default of this Agreement and pursuant to Paragraph 9 of this Agreement, the Escrow Deposit shall be delivered to Seller as full compensation and liquidated damages under and in connection with this Agreement. For the purposes of the preceding sentence, Seller shall be deemed to have satisfied the conditions precedent contained in Paragraphs 5A, 5C, 5D, 5E and 5F if the following occurs: (1) with respect to Paragraph 5A, the Title Company shall be ready, willing and able to issue the Title Policy subject the performance on the Closing Date of each of Buyer's and Seller's obligations with respect to Exhibit "M"; (2) with respect to Paragraph 5C, Buyer shall have received the required Reaffirmation and Update Letters and/or Limited Estoppels, as applicable (or Seller shall have delivered to the Title Company the Seller Estoppel Update Certificates and/or Seller Limited Estoppels); (3) with respect to Paragraph 5D, Buyer shall have received the required Anchor Reaffirmations (or Seller shall have delivered to the Title Company the Seller Anchor Update Certificates); (4) with respect to Paragraph 5E, Lincoln National shall be ready, willing and able to deliver the Lender Agreements subject the performance on the Closing Date of each of Buyer's and Seller's obligations with respect to the delivery of such Lender Agreements; and (5) with respect to Paragraph 5F, Buyer shall have received the required Theater Estoppel (or Silver Cinemas shall be ready, willing and able to deliver the Theater Estoppel subject the execution and delivery by Lincoln National, Buyer and/or Seller, as applicable, of such Theater Estoppel) and Seller shall have satisfied the other conditions precedent contained in subparagraphs 5F(1) and (2).

           1.    ESCROW.

                 (1)  By Seller, a duly executed and acknowledged
(a) limited or special warranty deed in the form of Exhibit "F" attached hereto and made a part hereof (the "Deed"), (b) assignment and assumption of the Toys "R" Us Ground Lease (the "Toys "R" Us Ground Lease Assignment and Assumption") in the form of Exhibit "G" attached hereto and made a part hereof, and (c) assignment and assumption of the Operating Agreement (the "Operating Agreement Assignment and Assumption") in the form of Exhibit "H" attached hereto and made a part hereof, and

                 (2) by Buyer, the Closing Payment in immediately available federal funds, a duly executed and acknowledged (a) Toys "R" Us Ground Lease Assignment and Assumption and (b) Operating Agreement Assignment and Assumption, and such documents and agreements as may be reasonably required by Lincoln National to effectuate the assumption of the Lincoln National Loan as contemplated herein.

                 (3) Such deliveries shall be made pursuant to closing procedure instructions ("Closing Instructions") to be executed among Buyer, Seller and Title Company in form reasonably acceptable to such parties in order to effectuate the intent hereof. The conditions to Closing shall include the Title Company's receipt of the documents provided for herein, the Closing Payment and a notice from each of Buyer and Seller authorizing Title Company to close the transactions as contemplated herein (each of Buyer and Seller being obligated to deliver such authorization notice at the Closing Conference as soon as it is reasonably satisfied that the other party is in a position to deliver the items to be delivered by such other party under subparagraph B below).

           2. DELIVERY TO PARTIES. Upon the satisfaction of the conditions set forth in the Escrow Instructions, then (x) the Deed, the Toys "R" Us Ground Lease Assignment and Assumption and the Operating Agreement Assignment and Assumption shall be delivered to Buyer by Title Company's depositing the same for recordation, (y) the Closing Payment (and the Escrow Deposit), together with a duplicate original of the Toys "R" Us Ground Lease Assignment and Assumption and the Operating Agreement Assignment and Assumption shall be delivered by Title Company to Seller and
(z) at the Closing Conference, the following items shall be delivered:

                 (1) SELLER DELIVERIES. Seller shall deliver, or cause to be delivered, to Buyer the following:

                      (1) A duly executed and acknowledged bill of sale, assignment and assumption agreement ("Assignment and Assumption Agreement") with respect to the Personal Property and the Leases, security deposits, service contracts and all other contracts and rights to be transferred hereunder, in the form of Exhibit "I" attached hereto and made a part hereof;

                      (2) A duly executed and acknowledged affidavit of title with respect to the Property, the form of which is attached hereto as
Schedule 7;

                      (3) Duly executed and acknowledged certificates regarding the "non-foreign" status of Seller;

                      (4) Written notices ("Notices of Closing") of the transfer and conveyances hereunder to Toys "R" Us, tenants and other parties as may be reasonably required by (and in form reasonably acceptable to) Seller and Buyer;

                      (5) A certificate of Seller ("Seller Closing Certificate")updating the representations and warranties contained in paragraph 8A hereof to the Closing Date and noting any changes thereto;

                      (6) Evidence reasonably satisfactory to Buyer and Title Company respecting the due organization of Seller and the due authorization and execution of this Agreement and the documents required to be delivered hereunder by Seller;

                      (7)   To the extent applicable, the Lender
Agreements duly executed by Seller;

                      (8) To the extent not previously delivered to Buyer, Seller shall either deliver at Closing or cause to be retained at the Property the Tenant Estoppel Certificates, the Toys "R" Us Estoppel Certificates, the Anchor Estoppel Certificates, the Reaffirmation and Update Letters, the Anchor Reaffirmations (in each case, to the extent received by Seller), all certificates of occupancy, licenses, permits, plans and specifications, third party guaranties or warranties respecting construction, installation or maintenance of the Property, leases, including the Leases (and all written correspondence with third parties respecting same), contracts, and other agreements to be assigned hereunder, keys tagged for identification, and operating and billing records maintained at the Property, and all other documents and instruments comprising the Property, as described in Paragraph 2, above, all to the extent the same are in Seller's possession or control;

                      (9)   To the extent received by Seller, the
documents described in Paragraph 5F of this Agreement relating to the Theater Lease;

                      (10) Such additional documents (including transfer tax declarations and the like) as may be reasonably required by Buyer or Title Company in order to consummate the transactions hereunder (provided the same do not materially increase the costs to, or liability or obligations of, Seller in a manner not otherwise provided for herein).

                 (2) BUYER DELIVERIES. Buyer shall deliver, or cause to be delivered, to Seller the following:

                      (1) A duly executed and acknowledged Assignment and Assumption Agreement;

                      (2)   Duly executed Notices of Closing;

                      (3)   A certificate of Buyer ("Buyer Closing
Certificate") updating the representations and warranties contained in paragraph 8B hereof to the Closing Date and noting any changes thereto;

                      (4)   To the extent applicable, the Lender
Agreements duly executed by Buyer;

                      (5) Evidence reasonably satisfactory to Seller and Title Company respecting the due organization of Buyer and the due authorization and execution of this Agreement and the documents required to be delivered hereunder; and

                      (6) Such additional documents (including transfer tax declarations and the like) as may be reasonably required by Seller or Title Company in or to consummate the transactions hereunder (provided the same do not materially increase the costs to, or liability or obligations of, Buyer in a manner not otherwise provided for herein).

           3. CLOSING COSTS. Seller shall pay at Closing (i) any state, county and local transfer tax attributable to the sale of the Property, (ii) the title insurance premium for the Title Policy (including any premium for the extended coverage endorsement), (iii) the cost of the Survey, (iv) any recording fees attributable to the Deed, the Toys "R" Us Ground Lease Assignment and Assumption, the Operating Agreement Assignment and Assumption and the documents releasing the Loan. Buyer shall pay at Closing (i) the costs of all endorsements to the Title Policy (other than the extended coverage endorsement), together with the cost of any other title insurance coverage (such as lender's insurance policies), (ii) all fees, costs or expenses incurred by Buyer in connection with Buyer's due diligence reviews hereunder, (iii) the recording fees to record Buyer's loan documents, (iv) any costs and charges for third party reports required by Lincoln National including appraisals, environmental and engineering reports, (v) all points and fees charged or incurred in connection with the Additional Loan and all fees and other amounts payable to any mortgage broker pursuant to a separate agreement with such mortgage brokers in connection with the Lincoln National Loan and the Additional Loan, (vi) all assumption charges and fees that may be payable to Lincoln National in connection with the assumption of Lincoln National Loan and all other costs that may be charged or incurred if the Lincoln National Loan is assumed by Buyer, and (vii) the reasonable legal fees and expenses incurred by Lincoln National in connection with the Additional Loan. Each of Seller and Buyer shall pay its own attorneys' fees and its respective share of prorations as hereinafter provided. Notwithstanding the foregoing, in the event the sale contemplated hereby does not close on the Closing Date, then each party shall pay all costs incurred by it.

           4.    PRORATIONS.

                 (1) ITEMS TO BE PRORATED. The following shall be prorated between Seller and Buyer as of the Closing Date:

                      (1) Real property taxes and general and special assessments upon the Property shall be adjusted on an accrual basis and prorated, as of the Closing Date on the basis of the year for which such taxes and assessments are levied and assessed (the "Tax Year"). For example, if the Closing Date occurs on July 1, 1999, the Seller will be responsible to pay (and Buyer shall receive a credit at Closing) for the full taxes for Tax Year 1998 (payable in 1999) and for 182/365 of the taxes for the year 1999 (payable in 2000). If the Closing shall occur before the real property tax rate for the Tax Year is fixed, the apportionment of taxes shall be made on the basis of a good faith estimate of Seller and Buyer, but in no event less than 105% of the amount of taxes for the previous Tax Year. After the real property taxes are finally fixed for the 1998 Tax Year, Buyer and Seller shall make a recalculation of the apportionment of such taxes, and Buyer or Seller, as the case may be, shall make an appropriate payment to the other based on such recalculation.

The proration for the 1999 Tax Year shall be final. To the extent that either the Seller or Buyer shall obtain any real estate tax abatement with respect to the Property which is applicable to the year in which the Closing occurs, the amount of the net proceeds of such tax abatement shall be prorated through the Closing Date if, as and when such proceeds are paid or applied (and if applied, Buyer shall promptly after notice of such application remit to Seller its share) by the applicable governmental authority (it being understood that to the extent any tenant shall be entitled to any portion of such tax abatement, that such portion shall be turned over to Buyer to remit to such tenant and shall be deducted from any tax abatement proceeds in connection with calculating the net proceeds thereto). In no event shall Seller be charged with or be responsible for any increase in the taxes on the Property resulting from the sale of the Property or from any improvements made or leases entered into on or after the Closing Date. If any assessments on the Property are payable in installments, then the installment for the current period shall be prorated (with Buyer assuming the obligation to pay any installments due after the Closing Date).

                      (2) All fixed and additional rentals under the leases (including, without limitation, percentage rentals based on the sales of the tenants), refundable security deposits (together with interest on such deposits to the extent required by law or by the terms of the applicable leases) and other tenant charges. Seller shall deliver or provide a credit in an amount equal to all prepaid rentals for periods after the Closing Date and all refundable security deposits (to the extent the foregoing are held by Seller and are not applied or forfeited prior to the Closing Date) to Buyer on the Closing Date. Rents which are unpaid as of the Closing Date shall not be prorated on the Closing Date. Buyer shall include such delinquencies in its normal billing and shall diligently pursue the collection thereof in good faith after the Closing Date (but Buyer shall not be required to litigate or declare a default in any Lease).

To the extent Buyer receives rents on or after the Closing Date, such payments shall be applied first toward then current rent owed to Buyer in connection with the applicable Lease for which such payments are received, and any excess monies received shall be applied toward the payment of any delinquent rents, with Seller's share thereof being promptly delivered to Seller. Buyer may not waive any delinquent rents nor modify a Lease so as to reduce or otherwise affect amounts owed thereunder for any period in which Seller is entitled to receive a share of charges or amounts without first obtaining Seller's written consent. With respect to delinquent rents and any other amounts or other rights of any kind respecting tenants who are no longer tenants of the Property as of the Closing Date, Seller shall retain all rights relating thereto. Notwithstanding the foregoing, escalation rents and "pass throughs" shall be prorated as follows: subject to the provisions of the following sentence, (i) Seller shall be entitled to retain all escalation rents and "pass throughs" paid under the Leases during the 1998 calendar year and Buyer shall pay to Seller all "pass-throughs" and escalation rents received by Buyer but attributable to the calendar year 1998 promptly after receipt thereof; and (ii) for the calendar year 1999, there shall be a calculation of the portion of the escalation rents and "pass-throughs" under the Leases to which Seller shall be entitled, which portion shall be equal to a fraction, the numerator of which is the number of days in the calendar year 1999 with respect to each such lease which elapsed prior to the Closing Date and the denominator of which is 365, and Buyer shall be entitled to the remaining portion of such rents. Notwithstanding the foregoing, at Closing, the parties shall estimate the amount by which the escalation rents and "pass throughs" paid to Seller with respect to the Leases for each of the calendar years 1998 and 1999 exceeds the amount to which Seller is entitled pursuant thereto, and Buyer shall receive a credit against the Purchase Price for the amount of such excess; provided, however, that Buyer shall not receive a credit for any amounts previously refunded by Seller to tenants and with respect to which Seller provides Buyer with such documentation as may reasonably be required by Buyer. Buyer and Seller shall recalculate the amount of the escalation rents and "pass throughs" for the calendar year 1998 promptly after Closing (if such recalculation has not been made prior to Closing) and Buyer or Seller, as the case may be, shall make an appropriate payment to the other based on such recalculation. The proration for escalation rents and "pass throughs" for the 1999 calendar year shall be final.
Seller shall receive a credit in an amount equal to the sum of (y) $10,000 for each month of the 1999 calendar year prior to the month in which the Closing Date occurs, plus (z) the product of $10,000 multiplied by a fraction, the numerator of which is the date of the Closing, and the denominator of which is the number of days in the month in which the Closing occurs, as the proration for percentage rents for the calendar year 1999 and such proration shall be final.

                      (3)   Rentals and other payments, under the Toys
"R" Us Ground Lease shall be prorated as follows: (i) for the calendar year 1998, all escalation, percentage and "pass-through" rents that have not been paid to Seller on or before Closing shall be remitted to Seller by Buyer promptly after receipt thereof; and (ii) for calendar year 1999, (y) fixed rent and "pass-through" rents shall be prorated as of the Closing Date; and (z) percentage rentals shall be prorated in accordance with paragraph 6(D)(1)(b).

                      (4) All payments to be made to Seller under the Operating Agreement.

                      (5) All payments to be made to Seller under the Declarations.

                      (6) Interest under the Lincoln National Loan Documents, if applicable.

                      (7) If Buyer assumes the Lincoln National Loan, Seller shall assign to Buyer at Closing all of its right, title and interest in and to the Tax Escrow held by Lincoln National and the tax proration made pursuant to paragraph 6D(1)(a) shall be adjusted accordingly.

                      (8) If the Closing shall occur before the actual amount of utilities, water or sewer meter charges or other operating expenses with respect to the Property for the month in which the Closing occurs (or, in the case of the electric utility, portions of the calendar year 1998 and 1999) are determined, the apportionment of such utilities, water or sewer meter charges or other operating expenses shall be upon the basis of a reasonable estimate by Seller and Buyer of such utilities, water or sewer meter charges or other operating expenses for such month. Subsequent to the Closing, when the actual amount of such utilities, water or sewer meter charges or other operating expenses with respect to the month in which the Closing occurs (or, in the case of electricity, all months for which final bills have not been received on the Closing Date) are determined, the parties agree to adjust the proration of such utilities, water or sewer meter charges or other operating expenses and, if necessary, to refund or repay such sums as shall be necessary to effect such adjustment.

                      (9) Buyer shall receive a credit at Closing for the unpaid portion of the tenant improvement allowance payable to Silver Cinemas, Inc. under the Theater Lease; and any unpaid tenant improvement allowances and leasing commissions for leases entered into by Seller prior to the Effective Date (exclusive of any amount that would become payable upon the exercise by any existing tenant of any option to renew its lease).

                      (10) Other operating expenses (including under any "Service Agreements", as hereinafter defined, assigned hereunder).

                 (2) CALCULATION. The prorations and payments shall be made on the basis of a written statement submitted to Buyer and Seller by Escrow Holder prior to the Close of Escrow and approved by Buyer and Seller. In the event any prorations or apportionments made under this subparagraph D shall prove to be incorrect for any reason, then any party shall be entitled to an adjustment to correct the same provided written notice of such inaccuracy and request for correction is given within six months after the date hereof. Any item which cannot be finally prorated because of the unavailability of information shall be tentatively prorated on the basis of the best data then available and reprorated when the information is available, but not later than November 30, 1999 (except in the case of taxes, under paragraph 6D(1)(a) and rents, under paragraph 6D(1)(b), which shall be reprorated, if at all, at the times set forth in such paragraphs).

     8. CONDEMNATION OR DESTRUCTION OF PROPERTY. Seller shall promptly give notice to Buyer in the event that, after the date hereof but prior to the Closing Date, either any portion of the Property is taken pursuant to eminent domain proceedings or any of the improvements on the Property are damaged or destroyed by any casualty. Seller shall have no obligation to repair or replace any such damage or destruction. Seller shall, upon consummation of the transaction herein provided, assign to Buyer all claims of Seller respecting any condemnation or casualty insurance coverage, as applicable, and all condemnation proceeds or proceeds from any such casualty insurance received by Seller on account of any casualty (the damage from which shall not have been repaired by Seller prior to the Closing Date), as applicable (together with any deductible which may be payable under Seller's insurance policy with respect to any applicable casualty); provided, however, that Seller shall retain any proceeds received (and the right to receive any proceeds) of rental income insurance or a temporary taking award that are attributable to a period prior to the Closing Date. In the event the condemnation award or the cost of repair of damage to the Property on account of a casualty, as applicable, shall exceed $500,000, Buyer may, at its option, terminate this Agreement by notice to Seller, given on or before the Closing Date and, upon any such termination, the Escrow Deposit shall be refunded to Buyer; provided, however, Buyer shall have not less than five (5) business days after it receives notice of any condemnation or casualty to examine the Property to determine the extent of the damage (and the Closing Date shall be extended, if necessary, to permit such 5-day review).

     9.    REPRESENTATIONS, WARRANTIES AND COVENANTS.

           1.    REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER.

                 (1) GENERAL DISCLAIMER. Except for the matters covered by the representations and warranties contained in Paragraph 8A(2) below, the sale of the Property hereunder is and will be made on an "as is" basis, without representations and warranties of any kind or nature, express, implied or otherwise, including, but not limited to, any representation or warranty concerning title to the Property, the physical condition of the Property (including, but not limited to, the condition of the soil or the Improvements), the environmental condition of the Property (including, but not limited to, the presence or absence of hazardous substances on or respecting the Property), the compliance of the Property with applicable laws and regulations (including, but not limited to, zoning and building codes or the status of development or use rights respecting the Property), the financial condition of the Property or any other representation or warranty respecting any income, expenses, charges, liens or encumbrances, rights or claims on, affecting or pertaining to the Property or any part thereof. Except as to matters specifically set forth in Paragraph 8A(2) below, Buyer will acquire the Property solely on the basis of its own physical and financial examinations, reviews and inspections and the title insurance protection afforded by the Owner's Policy. Without limitation thereon, Buyer hereby waives any and all rights of contribution or other rights or remedies against Seller under the Comprehensive Environmental Response Compensation and Liability act or any other applicable environmental laws, rules or regulations.

                 (2) LIMITED REPRESENTATIONS AND WARRANTIES OF SELLER. Subject to the provisions of Paragraph 8A(1) above, Seller hereby represents and warrants that, except as set forth in Exhibit "J" attached hereto and made a part hereof:

                      (1) RENT ROLL. Attached as Exhibit "K-1" and made a part hereof is a true, complete and accurate list, as of the date thereof, of all Leases (and all modifications and amendments thereto) respecting the Property. In addition, the other information set forth in Exhibit "K-1" is, to Seller's knowledge, true and correct. To Seller's knowledge, the Leases are in full force. To Seller's knowledge, Seller has not received any written notice of a material default under any of such Leases that remains uncured and no tenant is in default under its Lease, except as disclosed on Exhibit "K-1". To Seller's knowledge, Seller has satisfied all tenant improvement and brokerage obligations under the Leases that arose prior to the date hereof relating to the Leases and/or Property, except for unpaid tenant improvement allowances under the Theater Lease.
If the existing management agreement is terminated, Urban Retail Properties, Seller's third party property manager, will not be entitled thereunder to any leasing commissions upon the exercise by any existing tenant of an option to renew its lease. To Seller's knowledge, there are no unexpired rent concessions under the Leases, and there are no rights or options to extend, to lease additional space or to terminate any Lease, except as disclosed on Exhibit "K-1" or in the applicable Lease. All brokerage agreements providing for the payment of commissions or fees which will be payable after Closing (and are to be assumed by Buyer) are listed in Exhibit "K-2" attached hereto. Notwithstanding anything to the contrary contained herein, Seller shall have no obligation or liability to Buyer with respect to any of the foregoing matters which shall be confirmed as correct in any Tenant Estoppel Certificate which may be delivered hereunder.

                      (2)   GROUND LEASES, OPERATING AGREEMENT,
DECLARATIONS.

                      (1)   TOYS "R" US GROUND LEASE.  The list of
documents comprising the Toys "R" Us Ground Lease and, to Seller's knowledge, the Toys "R" Us Sublease attached hereto as Schedule 3 to this Agreement is true, accurate and complete and, except as set forth in
Schedule 3, the Toys "R" Us Ground Lease has not been modified, amended, supplemented or assigned and, except as set forth in Schedule 3, to Seller's knowledge, the Toys "R" Us Sublease has not been modified, amended, supplemental or assigned. Neither Seller, Sam Jenn Associates Limited Partnership nor Toys "R" Us is in monetary default or material non-monetary default under the Toys "R" Us Ground Lease that remains uncured (and Seller has no knowledge of any event or condition which, with the passage of time or the giving of notice, would constitute a material default thereunder). To Seller's knowledge, the Toys "R" Us Ground Lease and the Toys "R" Us Sublease are in full force and effect. Notwithstanding anything to the contrary contained herein, Seller shall have no obligation or liability to Buyer with respect to any of the foregoing matters which shall be confirmed as correct in the Toys "R" Us Estoppel Certificates.

                      (2)   THE OPERATING AGREEMENT.  The list of
documents comprising the Operating Agreement attached hereto as Schedule 2 to this Agreement is true, accurate and complete Operating Agreement and, except as set forth therein, the Operating Agreement has not been modified or amended. Neither Seller nor, to Seller's knowledge, any of the parties to the Operating Agreement is in default under the Operating Agreement that remains uncured (and Seller has no knowledge of any event or condition which, with the passage of time or the giving of notice, would constitute a material default thereunder). To Seller's knowledge, the Operating Agreement is in full force and effect. Notwithstanding anything to the contrary contained herein, Seller shall have no obligation or liability to Buyer with respect to any of the foregoing matters which shall be confirmed as correct in any Anchor Estoppel Certificate, determined on a case by case basis.

                      (3) DECLARATIONS. To Seller's knowledge, the list of documents comprising each of the Declarations and attached hereto as Schedule 1 to this Agreement is true, accurate and complete and, except as set forth therein, each of the Declarations has not been modified or amended. Neither Seller nor, to Seller's knowledge, any of the other parties thereto is in monetary default or material non-monetary default under any of the Declarations (and Seller has no knowledge of any event or condition which, with the passage of time or the giving of notice, would constitute a material default thereunder). To Seller's knowledge, each of the Declarations is in full force and effect. To Seller's knowledge, except for the Declarations listed on Schedule 1 or which may otherwise be disclosed by the Commitment, there are no other covenants, conditions and restrictions agreements with parties that own or have an interest in out-parcels associated with the Property. Notwithstanding anything to the contrary contained herein, Seller shall have no obligation or liability to Buyer with respect to any of the foregoing matters which shall be confirmed as correct in an estoppel certificate received from any of the parties (other than Seller) to the Declarations.

                      (3) LINCOLN NATIONAL LOAN. The list of documents comprising the Lincoln National Loan Documents attached hereto as Exhibit "B" to this Agreement is true, accurate and complete and, except as set forth therein, the Lincoln National Loan Documents have not been modified or amended. To Seller's knowledge, the Lincoln National Loan Documents are in full force and effect. Seller is not in monetary default or material non-monetary default under the Lincoln National Loan Documents that remains uncured. Notwith-standing anything to the contrary contained herein, Seller shall have no obligation or liability to Buyer with respect to any of the foregoing matters which shall be confirmed as correct in any Lender's Estoppel which may be delivered hereunder.

                      (4) LITIGATION. There is no pending (or, to Seller's knowledge, threatened) action, litigation, condemnation or other proceeding against the Property or against Seller with respect to the Property.

                      (5) COMPLIANCE. Seller has not received written notice from any governmental authority having jurisdiction over the Property, nor does Seller have any knowledge, that the Property is not in compliance with applicable laws and ordinances (including, without limitation, zoning, building and fire laws, ordinances or regulations) or that Seller or the Property does not have any certificates of occupancy, licenses or permits necessary for the operation of the Property.

                      (6) SERVICE AGREEMENTS. Seller has not entered into any service agreements or contracts ("Service Agreements") or other agreements (other than as set forth in this Agreement) relating to the Property which will be in force on the Closing Date, except as described in Exhibit "L" attached hereto, and, Seller has not received any written notice of any material default thereunder that remains uncured.

                      (7)   DUE AUTHORITY.  This Agreement and all
agreements, instruments and documents herein provided to be executed or to be caused to be executed by Seller are and on the Closing Date will be duly authorized, executed and delivered by and are binding upon Seller. Seller is a partnership, duly organized and validly existing under the laws of the State of Illinois, and is duly authorized and qualified to do all things required of it under this Agreement. Seller has the capacity and authority to enter into this Agreement and consummate the transactions herein provided.

                      (8) NO EMPLOYEES. Seller does not have, and as of closing will not have, any employees in connection with its operation of the property (all such persons so employed at the property being employees of seller's third party property management company) and seller has not entered into any employment agreements in connection with the property.

                      (9) PERSONAL PROPERTY. The Listed Personal Property included in this sale are owned free and clear of any liens and encumbrances, except for the Permitted Exceptions.

                      (10) ERISA MATTERS. Seller does not maintain or contribute to and has not maintained or contributed to, any employee pension benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (including a multiemployer plan as defined in Section 4001(a)(3) of ERISA) that is covered by Title IV of ERISA or subject to the minimum funding standards of
Section 412 of the code ("Plan").

                      (11) NO BANKRUPTCY. Seller has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by its creditors, (iii) suffered the appointment of a receiver to take possession of all or substantially all of its assets, (iv) suffered the attachment, or other judicial seizure of all, or substantially all, of its assets, (v) admitted in writing its inability to pay its debts as they come due, or (vi) made an offer of settlement, extension or compromise to its creditors generally.

                      (12) NO OPTIONS. To seller's knowledge, seller has not granted any third party option or other right to purchase the property.

                      (13) There exists no management agreement or exclusive brokerage agreement that will continue in force beyond the closing date, except as listed on Exhibit "K-2".

                      (14) DEFINITION OF KNOWLEDGE. As used herein, the phrase "to Seller's knowledge" means only the present actual knowledge of Thomas Bennett, the partnership coordinator of JMB Realty Corporation currently overseeing the investments of Seller in the Property, after having Mike Tsakalakis of Urban Retail Properties, Seller's third party property manager, and Steve Warsaw of Urban Retail Properties, Seller's third party leasing agent, review the representations and warranties contained herein, but otherwise without any duty to investigate and with any imputed or constructive knowledge being excluded.

                      (15)  KNOWLEDGE OF BUYER AFFILIATES.  Seller
acknowledges that certain partners, employees, officers and agents of buyer and buyer's affiliates own limited partnership interests in seller. Seller agrees that any knowledge (whether actual or constructive) that any of such persons may have with respect to the property shall not be imputed to buyer.

           2. REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer hereby represents and warrants that this Agreement and all agreements, instruments and documents herein provided to be executed or to be caused to be executed by Buyer are and on the Closing Date will be duly authorized, executed and delivered by and are binding upon Buyer; Buyer is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly authorized and qualified to do all things required of it under this Agreement; and Buyer has the capacity and authority to enter into this Agreement and consummate the transactions herein provided.

           3. SURVIVAL. Any cause of action of a party for a breach or default by the other party with respect to any representations, warranties, indemnifications, covenants or other obligations (whether express or implied) under this agreement or any of the documents delivered at closing (or any other document executed or delivered in connection with any of the foregoing) shall survive until the date that is six (6) months after the Closing Date (as the same may be extended pursuant to the terms of this agreement) (the "Survival Period"), at which time all such representations, warranties, indemnifications, covenants and obligations (and any cause of action resulting from a breach or default thereof not then in litigation) shall terminate. Notwithstanding the foregoing, if buyer shall have actual knowledge as of the closing date that any of the representations or warranties of seller contained herein are false or inaccurate or that seller is in breach or default of any of its obligations under this agreement, and buyer nonetheless closes the transactions hereunder and acquires the property, then seller shall have no liability or obligation respecting such false or inaccurate representations or warranties or other breach or default (and any cause of action resulting therefrom shall terminate upon such closing hereunder). As used herein, actual knowledge of buyer means Stavros P. Galiotos and Randolph B. Altschuler.

           4. INTERIM COVENANTS OF SELLER. Until the Closing Date or the sooner termination of this Agreement:

                 (1) Seller shall maintain the Property in the same manner as prior hereto pursuant to its normal course of business (such maintenance obligations not including extraordinary capital expenditures or expenditures not incurred in such normal course of business), subject to reasonable wear and tear and further subject to destruction by casualty or other events beyond the control of Seller.

                 (2) Seller shall not enter into any additional service contracts or other similar agreements without the prior consent of Buyer, except those deemed reasonably necessary by Seller, are at "market" rates and are cancelable on 30 days' notice.

                 (3) Seller shall have the right to continue to offer the Property for lease in the same manner as prior hereto pursuant to its normal course of business and shall keep Buyer reasonably informed as to the status of leasing and material matters regarding existing tenants prior to the Closing Date. After the Effective Date, Seller shall not enter into any new Leases or material modifications of Leases thereafter without the consent of Buyer. In no event shall Seller have any obligation to enter into any new lease or modify any existing Lease unless Buyer shall agree to pay or reimburse Seller on the Closing Date for all tenant improvement costs and leasing commissions incurred by Seller under or in connection therewith (Buyer's agreement to pay or reimburse for such amounts not to be unreasonably withheld).

                 (4) Seller shall not enter into any modification of the Toys "R" Us Ground Lease, the Operating Agreement, any of the Declarations or the Lincoln National Loan Documents without the prior written consent of Buyer.

                 (5) Seller shall maintain its existing insurance (or substantially equivalent coverage) through Closing.

                 (6) Seller shall cause meter readings to be taken for all utility, water, sewer and other metered charges and operating expenses as of the Closing Date. The meter readings may be taken up to three (3) days prior to Closing and there shall be a per diem adjustment from the date of each reading until the Closing Date (which adjustment shall be final).

                 (7)  Seller shall use commercially reasonable efforts
(a) to obtain copies of any Declaration not previously delivered to Buyer including, without limitation, the Declarations for Sammy's and Ameritech; and (b) to cause, with the assistance of Buyer, Homart or its successor to assign to Buyer at Closing the right of the Developer (as defined in each Declaration) to enforce the obligations of the Owner (as defined in each Declaration) under the Declaration to which such Owner is a party.

     10. DISPOSITION OF DEPOSIT. If the transaction herein provided shall not be closed by reason of seller's default under this Agreement or the failure of satisfaction of the conditions described in Paragraph 5 hereof or the termination of this agreement in accordance with Paragraph 7 hereof, and buyer shall not have defaulted under this Agreement, then the escrow deposit shall be returned to Buyer, and neither party shall have any further obligation or liability to the other; provided, however, if the transactions hereunder shall fail to close by reason of Seller's default, and Buyer shall have performed in all material respects its obligations hereunder and shall be ready, willing and able to close, then Buyer shall be entitled to specifically enforce this Agreement (but no other action, for damages or otherwise, shall be permitted) subject to the provisions of Paragraph 10I hereof. In the event the transaction herein provided shall not close by reason of the default of buyer, then the escrow deposit shall be delivered to seller as full compensation and liquidated damages under and in connection with this agreement. In the event the transaction herein provided shall close, the escrow deposit shall be applied as a partial payment of the purchase price. In connection with the foregoing, the parties recognize that seller will incur expense in connection with the transaction contemplated by this agreement and that the property will be removed from the market; further, that it is extremely difficult and impracticable to ascertain the extent of detriment to seller caused by the breach by buyer under this agreement and the failure of the consummation of the transaction contemplated by this agreement or the amount of compensation Seller should receive as a result of buyer's breach or default. In the event the sale of the property shall not be consummated on account of Buyer's default, then the retention of the escrow deposit shall be Seller's sole and exclusive remedy under this agreement by reason of such default, subject to the provisions of paragraph 10I hereof.



           ----------------------            ----------------------
           SELLER'S INITIALS                 BUYER'S INITIALS


     11.   MISCELLANEOUS.

           1.    BROKERS.

                 (1) Except as provided in Subparagraph (2) below, Seller represents and warrants to Buyer, and Buyer represents and warrants to Seller, that no broker or finder has been engaged by it, respectively, in connection with any of the transactions contemplated by this Agreement or to its knowledge is in any way connected with any of such transactions. In the event of a claim for broker's or finder's fee or commissions in connection herewith, then seller shall indemnify and defend Buyer from the same if it shall be based upon any statement or agreement alleged to have been made by Seller, and Buyer shall indemnify and defend Seller from the same if it shall be based upon any statement or agreement alleged to have been made by Buyer. The indemnification obligations under this Paragraph 10A(1) shall survive the closing of the transactions hereunder or the earlier termination of this Agreement.

                 (2) If and only if the sale contemplated herein closes, seller agrees to pay a brokerage commission to hamptons international (the "Broker") pursuant to a separate written agreement. The foregoing payment shall be the sole commission, fee or payment payable to Broker in connection with the transactions hereunder. Buyer agrees to pay the fees and charges of any mortgage brokers associated with the lincoln national loan and the additional loan including, without limitation, Baird & Warner and Julian, Toft & Downey.

           2.    LIMITATION OF LIABILITY.

                 (1)  RE SELLER.

                      (1) Notwithstanding anything to the contrary contained herein, if the closing of the transactions hereunder shall have occurred (and Buyer shall not have waived, relinquished or released any applicable rights in further limitation), the aggregate liability of Seller arising pursuant to or in connection with the representations, warranties, indemnifications, covenants or other obligations (whether express or implied) of seller under this agreement (or any document executed or delivered in connection herewith) or otherwise in connection with the property shall be limited to actual damages and shall in no event exceed $1,500,000 in the aggregate.

                      (2) No constituent partner in or agent of seller, nor any advisor, trustee, director, officer, employee, beneficiary, shareholder, participant, representative or agent of any corporation or trust that is or becomes a constituent partner in Seller (including, but not limited to, JMB Realty Corporation) shall have any personal liability, directly or indirectly, under or in connection with this agreement or any agreement made or entered into under or pursuant to the provisions of this agreement, or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter, and buyer and its successors and assigns and, without limitation, all other persons and entities, shall look solely to Seller's assets for the payment of any claim or for any performance, and Buyer, on behalf of itself and its successors and assigns, hereby waives any and all such personal liability. Notwithstanding anything to the contrary contained in this Agreement, neither the negative capital account of any constituent partner in seller (or in any other constituent partner of Seller), nor any obligation of any constituent partner in seller (or in any other constituent partner of seller) to restore a negative capital account or to contribute capital to seller (or to any other constituent partner of seller), shall at any time be deemed to be the property or an asset of seller or any such other constituent partner (and neither Buyer nor any of its successors or assigns shall have any right to collect, enforce or proceed against or with respect to any such negative capital account of partner's obligation to restore or contribute).

                      (3) Notwithstanding the foregoing, (i) if Seller or its successor-in-interest shall fail to retain reserves of at least $1,500,000 at the time of Closing hereunder or (ii) if during the period commencing on the Closing Date and ending on the expiration of the survival period, seller or its successor-in-interest shall utilize such reserves for any purpose other than the payment of claims, expenses, liabilities or attorneys' fees of seller or such successor-in-interest (including any amounts incurred in connection with resolving or defending any claim of liability hereunder) with respect to a breach or alleged breach of the representations, warranties, indemnifications, covenants or other obligations (whether express or implied) of seller under this agreement (or any document executed or delivered in connection herewith), or is otherwise related to, connected with or concerns the property in any manner (collectively, the "Specified Liabilities"), then subject to the terms and conditions of this agreement, buyer may, during the survival period, look to the assets of JMB Realty Corporation, as the General Partner or the General Partners of Seller, for the payment of any specified liabilities; provided, however, the aggregate liability of JMB Realty Corporation in connection therewith shall not exceed $1,500,000 in the aggregate and shall be further limited as follows:

                            (x)   with respect to the initial reserve
amount, such liability shall be limited to the lesser of the amount by which $1,500,000 exceeds the amount actually reserved by seller or its successor-in-interest in closing hereunder, and $1,500,000; or

                            (y)   during the Survival Period, such
liability shall be limited to the lesser of the amount of such reserves which, during the survival period, are utilized for purposes other than the payment of the specified liabilities, and $1,500,000.

                 (2)  RE BUYER.

                      (1) Notwithstanding anything to the contrary contained herein, if the closing of the transactions hereunder shall have occurred (and Seller shall not have waived, relinquished or released any applicable rights in further limitation), the aggregate liability of Buyer arising pursuant to or in connection with the representations, warranties, indemnifications, covenants or other obligations (whether express or implied) of Buyer under this Agreement (or any document executed or delivered in connection herewith) or otherwise in connection with the Property shall be limited to actual damages and shall in no event exceed $1,500,000 in the aggregate.

                      (2) No constituent member or agent of Buyer, nor any advisor, partner, trustee, director, officer, employee, beneficiary, shareholder, participant, representative or agent of any corporation or trust that is or becomes a constituent member in Buyer shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any agreement made or entered into under or pursuant to the provisions of this Agreement, or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter, and Seller and its successors and assigns and, without limitation, all other persons and entities, shall look solely to Buyer's assets including the Escrow Deposit for the payment of any claim or for any performance, and Seller, on behalf of itself and its successors and assigns, hereby waives any and all such personal liability. Notwithstanding anything to the contrary contained in this Agreement, neither the negative capital account of any constituent member in Buyer (or in any other constituent partner or member of Buyer), nor any obligation of any constituent member in Buyer (or in any other constituent partner or member of Buyer) to restore a negative capital account or to contribute capital to Buyer (or to any other constituent partner or member of Buyer), shall at any time be deemed to be the property or an asset of Buyer or any such other constituent partner or member (and neither Buyer nor any of its successors or assigns shall have any right to collect, enforce or proceed against or with respect to any such negative capital account of a partner's or member's obligation to restore or contribute).

           3. ENTIRE AGREEMENT. This agreement contains the entire agreement between the parties respecting the matters herein set forth and supersedes all prior agreements between the parties hereto respecting such matters. This Agreement may not be modified or amended except by written agreement signed by both parties.

           4. TIME OF THE ESSENCE. Time is of the essence of this Agreement; provided, however, the parties acknowledge that, if reasonably necessary to effectuate the transactions contemplated, the Closing Date may be extended but in any event not for more than five (5) business days. In the computation of any period of time provided for in this Agreement or by law, the day of the act or event from which the period of time runs shall be excluded, and the last day of such period shall be included, unless it is a Saturday, Sunday, or legal holiday, in which case the period shall be deemed to run until the end of the next day which is not a Saturday, Sunday or legal holiday.

           5. INTERPRETATION. Paragraph headings shall not be used in construing this agreement. Each party acknowledges that such party and its counsel, after negotiation and consultation, have reviewed and revised this agreement. As such, the terms of this agreement shall be fairly construed and the usual rule of construction, to the effect that any ambiguities herein should be resolved against the drafting party, shall not be employed in the interpretation of this agreement or any amendments, modifications or exhibits hereto or thereto.

           6. GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the laws of the State of Illinois.

           7. SUCCESSORS AND ASSIGNS. Buyer may not assign or transfer its rights or obligations under this agreement without the prior written consent of Seller (in which event such transferee shall assume in writing all of the transferor's obligations hereunder, but such transferor shall not be released from its obligations hereunder); provided, however, Buyer may assign its interest in this agreement to a limited liability company or to a limited partnership in which buyer or an entity controlled by or affiliated with Buyer or Blackstone Real Estate Advisors L.P. Is a participant, and thereafter Buyer shall have no further obligations or liability hereunder. No consent given by Seller to any transfer or assignment of Buyer's rights or obligations hereunder shall be construed as a consent to any other transfer or assignment of buyer's rights or obligations hereunder. No transfer or assignment in violation of the provisions hereof shall be valid or enforceable. Subject to the foregoing, this agreement and the terms and provisions hereof shall inure to the benefit of and be binding upon the successors and assigns of the parties.

           8. NOTICES. Any notice which a party is required or may desire to give the other shall be in writing and shall be sent by personal delivery (including via facsimile transmission, provided that any notice delivered by facsimile shall also thereafter be sent by mail or overnight delivery service as hereinafter set forth) either by United States registered or certified mail, return receipt requested, postage prepaid, or by Federal Express or similar generally recognized overnight carrier regularly providing proof of delivery), addressed as follows (subject to the right of a party to designate a different address for itself by notice similarly given):

                 TO BUYER:

                 Blackstone Real Estate Acquisitions, L.L.C.
                 c/o Blackstone Realty Advisors
                 345 Park Avenue
                 New York, New York 10154
                 Attention: Mr. Stavros P. Galiotos
                 Facsimile: (212) 754-8730
                 Telephone: (212) 935-2626

                 WITH COPY TO:

                 Jenner & Block
                 One IBM Plaza
                 Chicago, Illinois 60611
                 Attention: Donald I. Resnick, Esq.
                 Facsimile: (312) 840-7656
                 Telephone: (312) 923-2656

                 TO SELLER:

                 c/o JMB Realty Corporation
                 900 North Michigan Avenue
                 12th Floor
                 Chicago, Illinois 60611
                 Attention: Mr. Thomas Bennett
                 Facsimile: (312) 915-2502
                 Telephone: (312) 915-2361

                 WITH COPY TO:

                 Pircher, Nichols & Meeks
                 1999 Avenue of the Stars
                 Suite 2600
                 Los Angeles, California 90067
                 Attention: Real Estate Notices (GML)
                 Facsimile: (310) 201-8922
                 Telephone: (310) 201-8900

                 AND TO:

                 Hamptons International
                 55 West Monroe Street
                 Chicago, Illinois 60603
                 Attention: Anne Brettingen
                 Facsimile: (312) 899-0923
                 Telephone: (312) 899-1900

                 TO ESCROW HOLDER:

                 Chicago Title Insurance Company
                 170 North Clark Street
                 Chicago, Illinois 60601


Any notice so given by mail or overnight delivery service shall be deemed to have been given as of the date of delivery (whether accepted or refused) established by U.S. Post Office return receipt or the overnight carrier's proof of delivery, as the case may be. Any such notice not so given shall be deemed given upon receipt of the same by the party to whom the same is to be given. Notices may be given by legal counsel for a party.

           9. LEGAL COSTS. The parties hereto agree that they shall pay directly any and all legal costs which they have incurred on their own behalf in the preparation of this Agreement, all deeds and other agreements pertaining to this transaction and that such legal costs shall not be part of the Closing Costs. In addition, if either Buyer or Seller brings any suit or other proceeding with respect to the subject matter or the enforcement of this agreement, the prevailing party (as determined by the court, agency or other authority before which such suit or proceeding is commenced), in addition to such other relief as may be awarded, shall be entitled to recover reasonable attorneys' fees, expenses and costs of investigation actually incurred. The foregoing includes, but is not limited to, attorneys' fees, expenses and costs of investigation (including, without limitation, those incurred in appellate proceedings), costs incurred in establishing the right to indemnification, or in any action or participation in, or in connection with, any case or proceeding under Chapter 7, 11 or 13 of the Bankruptcy Code (11 United States Code Sections 101 et seq.), Or any successor statutes.

           10. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.

           11. FURTHER ASSURANCES. Each party hereto will, from time to time, execute and deliver to the other all such other and further instruments and documents as such party may reasonably request in order to effect the transactions contemplated by this agreement, including, but not limited to, instruments or documents reasonably deemed necessary or desirable by such party to effect and evidence the conveyance of the property in accordance with the terms of this agreement (provided the same do not impose material costs, obligations or liabilities not otherwise contemplated by this agreement).

     The submission of this Agreement for examination is not intended to nor shall constitute an offer to sell, or a reservation of, or option or proposal of any kind for the purchase of the property. In no event shall any draft of this agreement create any obligation or liability, it being understood that this agreement shall be effective and binding only when a counterpart hereof has been executed and delivered by each party hereto to escrow holder. Escrow Holder shall date this agreement with the date on which Escrow Holder shall have received this Agreement executed by both buyer and seller (and such date shall be the "Effective Date" for purposes hereof).

     In witness whereof, the parties hereto have executed this Agreement as of the Effective Date.


                      SELLER:

                      CARLYLE REAL ESTATE LIMITED
                      PARTNERSHIP-XIV, an Illinois limited partnership,
                      Partner

                      By:   JMB REALTY CORPORATION,
                            a Delaware corporation,
                            Its General Partner


                            By:   _______________________

                            Name:  ______________________

                            Title: ______________________



                      BUYER:

                      BRE/LOUIS JOLIET, L.L.C.
                      A DELAWARE LIMITED LIABILITY COMPANY

                      BY:

                      Name:  Stavros P. Galiotos

                      Title: Vice President

                    LIST OF EXHIBITS AND SCHEDULES
                    ------------------------------

                               EXHIBITS
                               --------

     "A"   -     Land

     "B"   -     Lincoln National Loan Documents

     "C"   -     Listed Personal Property

     "D"   -     Tenant Estoppel Certificate

     "D-2" -     Reaffirmation and Update Letter - general form

     "D-3" -     Reaffirmation and Update Letter - Lender form

     "E-1" -     Anchor Estoppel Certificate

     "E-2" -     Toys "R" Us Estoppel Certificate (Sam Jenn)

     "E-3" -     Toys "R" Us Estoppel Certificate (Toys "R"Us)

     "E-4" -     Anchor Reaffirmation Letter

     "F"   -     Deed

     "G"   -     Toys "R" Us Ground Lease Assignment and Assumption

     "H"   -     Operating Agreement Assignment and Assumption

     "I"   -     Assignment and Assumption Agreement

     "J"   -     Exceptions to Representations and Warranties

     "K-1" -     Rent Roll

     "K-2" -     Brokerage Agreements

     "L-1" -     Service Agreements

     "L-2" -     List of Leased Personal Property

     "M"   -     Survey and Title Objections

     "N"   -     Theater Estoppel Letter

                               SCHEDULES
                               ---------

     1     -     Declarations

     2     -     Operating Agreement

     3     -     Toys "R" Us Ground Lease

     4     -     Form of Lincoln National Estoppel

     5     -     Form of Lincoln National Release

     6     -     Tenants From Which Tenant Estoppel Certificates Must Be
Obtained

     7     -     Affidavit of Title